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                                 EXHIBIT INDEX

(a)(4) Articles of Amendment to the Articles of Incorporation, dated April 21, 2006.

(d) Investment Management Services Agreement, dated May 1, 2006, between Registrant and RiverSource Investments, LLC.

(h)(11) Agreement and Plan of Reorganization, dated Nov. 10, 2005, between AXP Global Series, Inc., on behalf of RiverSource Global Balanced Fund, and AXP Investment Series, Inc., on behalf of RiverSource Balanced Fund.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors/Trustees Power of Attorney to sign Amendments to this Registration Statement, dated April 12, 2006.